Exhibit 99.3

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of March 27, 2019, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of shares of common stock, $0.0001 par value per share of Selecta Biosciences, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 99.3 is filed on behalf of each of the undersigned.

/s/ Timothy A. Springer
Timothy A Springer

/s/ Chafen Lu
Chafen Lu

TAS Partners LLC

By:	/s/ Timothy A. Springer

Name:	Timothy A. Springer

Title:	Manager

Leukon Investments, LP By: LKST Inc., its General Partner

By:	/s/ Timothy A. Springer

Name:	Timothy A. Springer

Title:	President